Exhibit 99.2

Form of Supplement to

Securities Purchase Agreement of

GrowGeneration Corp.

January 11, 2018

The information set forth herein supplements, modifies and amends the Securities Purchase Agreement (the “SPA”), as well as the related term sheet (together with the SPA and the exhibits included therein, the “Offering Materials”), relating to the Offering of Units of GrowGeneration Corp. (the “Company”) up to an aggregate principal amount of $7,500,000 at the price of $250,000 per Unit. The Company has the right to increase the Offering amount by an additional $1,000,000. Any statement contained in the Offering Materials shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offering Materials.

Except as modified or supplemented hereby, this Supplement should be read together with all of the information set forth in the Offering Materials. The information set forth herein is accurate as of the date hereof. We specifically disclaim any obligation to update the information contained in this Supplement or in the Offering Materials. Capitalized terms used in this Supplement and not defined herein are used as defined in the SPA.

I. Increase of the Maximum Offering Amount of the Offering

As of January 8, 2018, the Company conducted a closing of the Offering and raised an aggregate of $5,650,000 in proceeds. As disclosed in the Offering Materials, the maximum offering amount of the Offering is $7,500,000, which, at the discretion of the Company, may be increased by another $1,000,000 to a total of $8,500,000. The Board of Directors of the Company has elected to increase the maximum offering amount of the Offering by another $500,000 up to an aggregate of $9,000,000, which includes the $1,000,000 over-subscription amount.

ATTACHED HEREWITH IS AN ACKNOWLEDGMENT TO BE EXECUTED BY ANY SUBSCRIBER WHO WISHES TO SUBSCRIBE FOR THE UNITS OF THE COMPANY IN ACCORDANCE WITH THE SPA AS AMENDED BY THIS SUPPLEMENT.

ACKNOWLEDGMENT

THIS ACKNOWLEDGMENT, dated as of the date indicated below (this “Acknowledgement”), is made by the undersigned (the “Subscriber”) in respect of and for the benefit of GrowGeneration Corp., a Colorado corporation (the “Company”).

WHEREAS, the Company provided the Subscriber with a Securities Purchase Agreement (collectively with exhibits, the “Offering Materials”), with respect to certain units (the “Units”) being offered for sale by the Company.

WHEREAS, the Company has provided the Subscriber with a Supplement to the Securities Purchase Agreement, dated as of January 11, 2018 (the “Amended Offering Materials”).

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements by and between the parties, the Subscriber hereto acknowledges that it has received and reviewed the Amended Offering Materials and, in light of such review, consents to the terms and conditions of the Amended Offering Materials and wishes to subscribe for the Units of the Company in accordance with the terms and conditions of the Amended Offering Materials. The Subscriber hereby authorizes the Company to treat the information and executed documents heretofore provided (in respect of the Offering Materials) by the Subscriber as being furnished in response to the Amended Offering Materials.

SUBSCRIBER: ______________________

By: _________________________________
Name: _______________________________
Title: ________________________________
Date Signed: __________________________

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